EXHIBIT 99
  Internet Address:  http://www.rdgbat.com

   FOR IMMEDIATE RELEASE                       Contact:  Mr. Charles R. Ofner
                                                               (713) 496-5000

      M. G. HULME, JR. Awarded Drilling Contract by Norcen Explorer, Inc.

   September  10, 1996,        Houston,  Texas.....Reading &  Bates announced
   today that the third-generation semisubmersible M. G. HULME, JR. has been awarded a drilling contract by Norcen Explorer, Inc. for one year's rig usage, with a total contract value estimated at approximately $43.8 million. The contract was specifically structured such that Norcen's one year's rig usage would occur within a two year time frame commencing July 1, 1997. This will accommodate Reading & Bates Development Co.'s possible requirements for the unit for its own deepwater projects such as the recently announced East Boomvang prospect with Shell Offshore Inc., or allow Reading & Bates to offer the rig to other operators in this time frame. The contract also provides for a six month option period, under certain conditions, with rates to be mutually agreed.

         Paul B. Loyd, Jr., the Company's Chairman, President and CEO stated, "We are pleased to have been awarded this new high specification contract by Norcen. This contract demonstrates the continuing strength of the high specification semi market in the Gulf of Mexico and worldwide. The contract also makes clear that an aggressive new player has entered the deepwater market in the Gulf of Mexico. Additionally, the flexibility shown by Norcen with regard to scheduling their activity is beneficial; we believe our having the HULME available will allow Reading & Bates Development Co. to pursue development prospects which might otherwise have been delayed due to lack of deepwater drilling equipment availability. We believe that this unique contractual arrangement will allow Reading & Bates to create more total value for its shareholders than a simple continuous term daywork contract. We very much appreciate Norcen's working with us to achieve mutual benefits for our companies."

         Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and subsea and floating
   production  systems  to  the  upstream  offshore  oil  and   gas  industry
   worldwide.
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